EXHIBIT 11.4

CPI CORP. COMPUTATION OF EARNINGS PER COMMON SHARE - BASIC
(in thousands of dollars and shares except per share amounts)
Twenty-four Weeks Ended July 22, 2000 and July 24, 1999
                                         Twenty-four Weeks Ended
                                         -----------------------
                                          July 22,    July 24,
                                            2000        1999
                                         ---------    ---------
Basic:
  Net earnings (loss) applicable to
    common shares:
      From continuing operations         $  4,191     $    385
      From discontinued operations           (583)      (1,271)
                                         ---------    ---------
        Net earnings (loss)              $  3,608     $   (886)
                                         =========    =========
Shares:
  Weighted average number of
    common shares outstanding              17,822       17,772
  Less:  Treasury stock - weighted
    average                                (9,725)      (7,864)
                                         ---------    ---------
  Weighted average number of common
    and common equivalent shares
    outstanding                             8,097        9,908
                                         =========    =========
Net earnings (loss) per common and
    common equivalent shares:
      From continuing operations         $   0.52     $   0.04
      From discontinued operations          (0.07)       (0.13)
                                         ---------    ---------
        Net earnings (loss)              $   0.45     $  (0.09)
                                         =========    =========





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